Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), dated as of February 18, 2008 is made by and between APAC Customer Services, Inc., a company organized under the laws of Illinois (the “Company”) and Michael Marrow (“Executive”).
WITNESSETH:
WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions contained in this Agreement; and
WHEREAS, Executive desires to accept such employment pursuant to the terms and conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:
1. Term. Executive’s employment under this Agreement shall commence on March 3, 2008 (the “Effective Date”), and shall continue, at will, until otherwise terminated pursuant to Section 7 below (the “Employment Period”).
2. Title. During the Employment Period, Executive will serve as the President and Chief Executive Officer of the Company. Executive shall also be appointed a director of the Company, effective not sooner that the Effective Date and as soon as may be practicable on or after the date of this Agreement. Provided Executive’s employment with the Company has not been previously terminated, Executive will be nominated for election to the Board of Directors at each subsequent annual meeting of stockholders during the Employment Period.
3. Executive’s Duties. Executive will report directly to the Board of Directors of the Company, and all other employees of the Company shall report to Executive or Executive’s designee and not directly to the Board of Directors. Throughout the Employment Period, Executive’s duties, responsibilities and authority shall include all the duties, responsibilities and authority normally performed by the President and Chief Executive Officer of the Company, with such additions thereto as the Board of Directors may, from time to time, in its discretion delegate.
4. Full Time. Except as provided specifically herein, during the Employment Period, Executive agrees to devote Executive’s full time, attention, skill, and energy to the duties set forth herein and to the business of the Company and to use Executive’s best efforts to promote the success of the Company’s business. Executive shall not invest in any business which directly competes with the Company, nor shall Executive engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer or provider of business services of any nature, directly or indirectly, to a corporation or other business enterprise, except as otherwise provided in this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from investing in up to 2% of the stock of any company which does not directly compete with the Company and whose stock is listed on a national securities exchange.

5. Location. Executive shall be based in the Company’s corporate headquarters currently located in Deerfield, Illinois. However, Executive acknowledges that in order to effectively perform Executive’s duties, he will be required to travel for business purposes. Notwithstanding the foregoing, the Company agrees that Executive shall continue to reside permanently at his home in Reston, Virginia or other location of his choosing, but will maintain a residence during the work week in reasonable proximity to the Company’s corporate headquarters and will spend whatever time is necessary there in order to perform Executive’s obligations under this Agreement. The Company will reimburse Executive up to $3,000 per month for the actual and reasonable out-of-pocket expenses related to Executive’s maintenance of a residence near the Company’s headquarters.
6. Compensation.
(a) Base Salary. Executive’s annual base salary shall initially be $350,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices as in effect from time to time. Such Base Salary shall be subject to periodic review, and may be increased from time to time in the discretion of the Company.
(b) Bonus. Executive shall be eligible to participate in and earn annual bonus compensation under the Company’s Amended and Restated 2005 Management Incentive Plan or under a successor annual incentive plan ( the “Annual Incentive Plan”), as may be in effect from time to time, in accordance with the Company’s compensation practices.. Executive shall have a annual target bonus equal to fifty percent ( 50%) of Executive’s Base Salary and a maximum annual bonus equal to one hundred (100%) of Executive’s Base Salary, subject to satisfaction of performance criteria established under the terms of the Annual Incentive Plan.
(c) Sign-On Bonus. Provided Executive is still employed by the Company ninety (90) days after the Effective Date, the Company will pay Executive a signing bonus equal to $100,000.
(d) Sign-On Equity Award: On the Effective Date, Executive will be awarded a grant of ten (10) year options with respect to 900,000 shares of common stock of the Company (the “Option”) under the Company’s Amended and Restated Incentive Stock Plan (the “Stock Plan”). The Option shall vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to earlier vesting as provided in the Stock Option Agreement. The exercise price of the Option shall be the Fair Market Value (as defined in the Stock Plan) of such shares on the Effective Date. The Option is otherwise subject to the terms and conditions of the Stock Plan and shall be substantially in the form of Stock Option Agreement attached hereto as Exhibit A.
(e) Vacation. Executive shall be entitled to accrue vacation in accordance with the Company’s vacation pay policy as in effect from time to time.

(f) Benefits. Subject to satisfaction of any plan eligibility requirements and the terms and conditions of the plans, Executive shall be entitled to participate in, and receive benefits under, any pension benefit plan or welfare benefit plans adopted by the Company.
(g) Reimbursement of Business Expenses. The Company will reimburse Executive for all reasonable and properly documented expenses incurred or paid by him in connection with the performance of Executive’s duties hereunder.
(h) Withholdings. All payments made under this Section 6, or under any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required or authorized by applicable law.
7. Termination of Employment.
(a) Due to Death. Executive’s employment with the Company will automatically terminate immediately upon Executive’s death.
(b) Due to Disability. If Executive incurs a “Disability” (as defined below) during the Employment Period, then the Company, in its sole discretion, shall be entitled to terminate Executive’s employment immediately upon written notice to Executive of such decision. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents Executive from performing the essential duties of Executive’s position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of sixty (60) work days in any six (6) month period. The determination of whether Executive incurred a Disability shall be made by the Company, in its sole discretion, after consultation with Executive’s physician. Executive agrees to submit to an examination by a physician selected by the Company and to authorize Executive’s physician to disclose and speak with the Company regarding Executive’s impairment.
(c) By the Company. The Company shall be entitled to terminate Executive’s employment with or without “Cause” by providing written notice to Executive of such decision, provided that if the Company terminates Executive’s employment without Cause (and not as a result of a Disability), then the Company must provide at least thirty (30) day advance written notice of such decision to Executive. No advance notice period is required for a termination by the Company with Cause. The Company reserves the right to withdraw any and all duties and responsibilities from Executive, and to exclude Executive from the Company’s premises, during any such notice period.
For purposes of this Agreement, “Cause” shall mean (i) the commission by Executive of an act of malfeasance, dishonesty, fraud, or breach of trust against the Company or any of its employees, clients, or suppliers, (ii) the breach by Executive of any fiduciary or common law duty to the Company, or any obligations under this Agreement, or any other agreement between Executive and the Company, (iii) Executive’s willful failure to comply with the Company’s material written policies, (iv) Executive’s failure, neglect, or refusal to perform Executive’s duties under this Agreement, or to follow the lawful written directions of the Company (including, without limitation, from the Company’s board of directors), which failure is not cured (if curable) within ten (10) days after written notice has been given by the Company to Executive, (v) Executive’s conviction of, or plea of guilty or no contest to, any felony, or (vi) any act or omission by Executive that is, or is reasonably likely to be, materially injurious to the financial condition, business reputation or business relationships of the Company, or that otherwise is materially injurious to the Company’s employees, clients, customers or suppliers.

(d) By Executive. Executive shall be entitled to terminate Executive’s employment with the Company by providing the Company with at least sixty (60) days’ advance written notice, provided that Company may terminate Executive’s employment at any time thereafter, which shall not be treated as a termination without Cause and Executive shall be deemed to have resigned under this Section 7(d).
(e) Change of Control. Executive shall enter into an Employment Security Agreement with the Company substantially in the form attached hereto as Exhibit B. In the event of the Company’s involuntary termination of Executive’s employment without Cause during the Employment Period that is not covered by the Employment Security Agreement, then the terms of Section 8(c) of this Agreement shall govern.
8. Compensation Upon Termination of Employment.
(a) Termination By Reason of Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability under Section 7(a) or 7(b) above, then the Company shall pay to Executive (or Executive’s estate, as appropriate) (i) Executive’s then-current Base Salary through the termination date to the extent not theretofore paid, and (ii) any accrued but unused vacation days as of the termination date (collectively the “Accrued Payments”). Thereafter, the Company shall have no further obligations to Executive except any statutory obligations that may exist (such as the right to elect to continue health insurance under the federal law known as “COBRA” and similar state law).
(b) Termination by the Company with Cause. If Executive’s employment is terminated by the Company with Cause under Section 7(c) above, then the Company shall pay to Executive Executive’s Accrued Payments and thereafter, the Company shall have no further obligations to Executive except any statutory obligations that may exist (such as the right to elect to continue health insurance, except in cases of gross misconduct, under the federal law known as “COBRA” and similar state law).
(c) Termination by the Company without Cause. If Executive’s employment is terminated by the Company without Cause (and not as a result of a Disability) under Section 7(c) above, then the Company shall provide Executive with:
(i) Executive’s Accrued Payments;
(ii) continued payments of an amount equal to twelve months of Executive’s then-current Base Salary payable in equal amounts in accordance with the Company’s then current payroll practices in effect from time to time over a period of two years from the termination date; and

(iii) provided that Executive (and if applicable Executive’s dependents) elect(s) continuation coverage under the federal law known as “COBRA” and similar state law, the Company shall pay Executive monthly for a period of twelve months the difference between the cost to so continue such coverage and the cost applicable to active employees of the Company, subject to immediate cessation (other than as to any preexisting condition not covered by the new benefits coverage) if Executive is offered health benefits coverage in connection with new employment.
(d) The payments set forth under clauses (ii) and (iii) of Section 8(c) are conditioned upon Executive’s execution of a customary general release of claims against the Company and its affiliates, and their employees, directors, owners, agents, successors, and similar persons and shall be in lieu of all other payments and benefits to which Executive otherwise may be entitled under any severance plan, program or policy of the Company. Other than as set forth in subsection 8(c), the Company shall have no further obligations to Executive except any statutory obligations that may exist (such as the right to elect to continue health insurance under the federal law known as “COBRA” and similar state law) but not waived under the general release referenced in this subsection.
(e) Termination by Executive. If Executive terminates Executive’s employment under Section 7(d), then the Company shall pay to Executive Executive’s Accrued Payments and thereafter, the Company shall have no further obligations to Executive except any statutory obligations that may exist (such as the right to elect to continue health insurance under the federal law known as “COBRA” and similar state law).
9. Restrictive Covenants. Executive agrees that in order to protect the business interests of the Company, Executive shall, contemporaneously with Executive’s execution of this Agreement, execute and abide by the terms of the Agreement Protecting Company Interests attached hereto as Exhibit C.
10. No Prior Restrictions. Executive represents and warrants that Executive’s employment with the Company will not violate, or cause Executive to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of Executive’s employment with the Company, Executive will not take any action that would violate or breach any legal obligation which Executive may have to any former employer or other third party. Executive will at all times indemnify, defend, and hold harmless the Company (and each of its officers, directors, employees and agents) in the event of any breach by Executive of any representation or warranty made in this Agreement.
11. Non-Disparagement. Both during and after Executive’s employment with the Company, Executive will not disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the Company or any of its current or former clients, suppliers, officers, directors, employees, agents, consultants, contractors, owners, parents, subsidiaries, or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites.
12. Equitable Relief. Executive acknowledges that the remedy at law for Executive’s breach of Section 11 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Section, the Company shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation from any court with jurisdiction to issue such relief. No bond or other security shall be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief. Nothing in this Section 12 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the parts of Section 11 that may be pursued or availed of by the Company.

13. Cooperation. During the Employment Period and thereafter, Executive agrees to furnish information as may be in Executive’s possession and render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Executive has or may have reason to have knowledge, information or expertise. The Company shall be responsible for reimbursing Executive for any reasonable expenses incurred by Executive in connection with furnishing the information or rendering the assistance and cooperation to the Company under this Section 13.
14. Arbitration. Except as provided in Section 12 above, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Chicago, Illinois administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.
15. Attorney’s Fees. If any arbitration is brought under Section 14, the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
16. Notices. All notices and other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at Executive’s principal residence (as determined by the Company’s employment records), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

17. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to Executive or the Company with respect to obligations hereunder, is held to be invalid, unlawful or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
18. Survival. Notwithstanding anything in this Agreement to the contrary, the obligations of the parties under Sections 8, 9, 11 and 13 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive any termination of Executive’s employment.
19. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.
20. Entire Agreement. This Agreement, together with all Exhibits thereto, contains the entire agreement between Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter of this Agreement. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, now existing or hereafter adopted or amended, the provisions of this Agreement shall control.
21. Amendments. This Agreement may be amended only by an agreement in writing signed by Executive and an authorized representative of the Company (other than Executive).
22. Successors and Assigns. Because Executive’s obligations under this Agreement are personal in nature, Executive’s obligations may only be performed by Executive and may not be assigned by Executive. This Agreement is also binding upon Executive’s successors, heirs, executors, administrators, and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors, and assigns. This Agreement may be assigned by the Company at anytime.

23. No Other Representations. Executive acknowledges that the Company has made no representations or warranties to Executive concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.
24. Arm’s Length Negotiations. The Company and Executive acknowledge that this Agreement was the result of arm’s length negotiations between sophisticated parties each afforded the representation of legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
25. Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.
26. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.
27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to its conflict of laws principles.
28. 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 8(c) herein shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). For this purpose each monthly payment shall be considered a separate and distinct installment payment. However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (i) no amount shall be payable pursuant to Section 8(c) unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) and (ii) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 32 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APAC CUSTOMER SERVICES, INC.		MICHAEL MARROW

By:	/s/John C. Kraft	/s/ Michael Marrow

Name: John C. Kraft
Title: Director

Exhibit A
Form of Stock Option Agreement

APAC CUSTOMER SERVICES, INC.
STOCK OPTION AGREEMENT
This Agreement is entered into and made effective as of «Option Date» by and between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and «First Name» «Middle_Name» «Last Name» (the “Optionee”).
WITNESSETH:
WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to encourage and enable the Optionee to acquire or increase his or her proprietary interest in the Company by granting the Optionee an option to purchase common stock of the Company, par value of $.01 per share (“Shares”), as authorized under the Amended and Restated APAC Customer Services, Inc. 2005 Incentive Stock Plan, as amended from time to time (the “Plan”);
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Company and Optionee hereby agree as follows: ,
1. Grant of Option. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Optionee a nonqualified stock option to purchase all or part of 900,000 Shares of the Company (the “Option”) at a per share purchase price of «Option_Price», effective as of «Option_Date» (the “Grant Date”). The Option shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Time of Exercise.
(a) Except as provided below in this paragraph, from and after «Vest_Date Period 1», as long as the Optionee continues to provide Services to the Company or of one of its Subsidiaries, the Option shall become exercisable, to a maximum cumulative extent, in accordance with the following schedule:

Exercise Date	Cumulative Number of Shares
On or after 1st anniversary of Grant Date	20% of Shares
On or after 2nd anniversary of Grant Date	40% of Shares
On or after 3rd anniversary of Grant Date	60% of Shares
On or after 4th anniversary of the Grant Date	80% of Shares
On or after 5th anniversary of the Grant Date	100% of Shares
Notwithstanding the foregoing, the Option may not be exercised for fractional Shares and the Option may not be exercised for less than 100 Shares at a time, unless it is for the balance of the Shares available under the Option.
The exercisability of the Option shall not be affected by leaves of absence approved in writing by the President of the Company or by any change of employment, so long as the Optionee continues to provide Services to the Company or of one of its Subsidiaries.

(b) Notwithstanding paragraph 2(a), the following provisions shall govern:
(i) Disability, Death or Retirement. If the Optionee’s Service is terminated due to “Disability,” death or “Retirement” (as each such capitalized term is defined below in paragraph 4 or in the Plan), the exercisability of the Option shall accelerate and the Option shall become exercisable, to a maximum cumulative extent, in accordance with the following schedule:

Termination Date	Cumulative Number ofShares
On or after Grant Date, but before 1st anniversary of Grant Date	20% of Shares
On or after 1st anniversary of Grant Date, but before 2nd anniversary of Grant Date	40% of Shares
On or after 2nd anniversary of Grant Date, but before 3rd anniversary of Grant Date	60% of Shares
On or after 3rd anniversary of Grant Date	80% of Shares
On or after 4th anniversary of Grant Date	100% of Shares
In the event that the Optionee’s Service terminates due to Optionee’s Retirement, any Shares that first become exercisable as a result of this provision shall hereinafter be referred to as “Restricted Shares.”
(ii) Change in Control. If a “Change in Control” (defined below in paragraph 4) occurs while the Optionee is providing Services to the Company or one of its Subsidiaries, to the extent that the Option is then not exercisable, its exercisability shall accelerate as to fifty percent (50%) of the previously unexercisable portion, and the Option shall thereafter become additionally exercisable (if at all) to the extent it would have been exercisable without such acceleration.
(iii) Termination After Change in Control. If the Optionee’s Service terminates for “Good Reason” (defined below in paragraph 4) or by the Company other than With Cause, on or within twenty-four (24) months following a Change in Control, the Option shall become exercisable with respect to all Shares covered by the Option.
(iv) Other Terminations. The foregoing provisions of this Section 2(b) to the contrary notwithstanding, the Committee (as defined below in paragraph 11), in its sole discretion, may at any time cause all or part of Optionee’s unexercisable Option to become exercisable upon a termination of Optionee’s Service, with or without designating all or part of such exercisable portion of the Option as Restricted Shares.
3. Term of Option. Except as provided below, the term of the Option shall be for a ten (10) year period, beginning on the Grant Date and ending on oExpiration_Date_Period 1» (the “Expiration Date”).
(a) Termination With Cause. If the Company terminates the Optionee’s Service With Cause, the Option shall expire immediately and all rights to purchase Shares hereunder shall cease.
(b) Disability or Death. If the Optionee’s Service with the Company or one of its Subsidiaries terminates due to the Optionee’s Disability or death, the Option shall expire one (1) year after the date of such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

(c) Other Termination. If the Optionee’s Service with the Company or one of its Subsidiaries terminates for any reason other than Disability, death, or With Cause, the Option shall expire 90 days after such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.
Notwithstanding the foregoing provisions of this paragraph 3, in no event may the Option be exercised later than the Expiration Date.
4. Definitions. For purposes of this Agreement, the following definitions shall apply:
(a) A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the Company’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of the first sentence of this paragraph, and “66-2/3%” shall be substituted for “50%” in clause (ii) of the first sentence of this paragraph.
(b) “Disability” shall mean disability as determined under the Company’s long term disability benefit plan then in effect covering the Optionee.

(c) “Good Reason” shall mean termination of the Optionee’s Service by the Optionee (I) in accordance with such term as it may be defined under the employment agreement or employment security agreement between Optionee and the Company, if any, and (II) as hereinafter provided in the absence of such agreement providing for termination for “Good Reason,” but only if, without Optionee’s consent and after notice by the Optionee to the Company and a fifteen (15) day opportunity by the Company to cure: (i) the Optionee’s principal place of work (not including regular business travel) is relocated by more than fifty (50) miles, (ii) the Optionee’s duties, responsibilities or authority as an executive employee are materially reduced or diminished; provided that any reduction or diminishment in any of the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason, (iii) the rate of base salary or bonus opportunity (as a percentage of base salary) due to the Optionee is reduced, and such reduction is not remedied within thirty (30) days of the Optionee’s notice to the Company thereof; or (iv) there is a liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Company under such Employment Agreement, if any.
(d) “Retirement” shall mean a termination of Optionee’s Service(other than due to Optionee’s Disability, death or With Cause) in which (i) Optionee has completed at least ten (10) years of continuous active Service with the Company (including authorized leaves of absence) and (ii) the sum of Optionee’s age and Service on the date of termination of Service is equal to or greater than seventy (70).
(e) “Service” shall mean (i) an employee-employer relationship between the Optionee and the Company or any of its Subsidiaries, (ii) service to the Company or any of its Subsidiaries provided by the Optionee as a member of the Company’s or such Subsidiary’s Board of Directors, or (iii) service by the Optionee as a consultant or independent contractor. Optionee will not be treated as terminating Service (A) where there is a simultaneous reemployment or continuing employment of the Optionee by the Company or any of its Subsidiaries, (B) where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Optionee and the Company or any of its Subsidiaries, or (C) if the Optionee continues to serve as a member of the Board of Directors of the Company or any of its Subsidiaries after the termination of an employee-employer or consulting relationship, in which case, the Optionee’s Service will cease on the date the Optionee no longer is employed by the Company or any of its Subsidiaries, no longer performs services as a consultant, and is no longer a member of the Board of Directors of the Company or any of its Subsidiaries. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a termination of Service.
(f) Termination “With Cause” shall mean termination of the Optionee’s Service by the Company (I) in accordance with such term as it may be defined under the employment agreement between Optionee and the Company, if any, and (II) as hereinafter provided in the absence of such agreement, due to (i) gross misconduct or gross negligence in the performance of the Optionee’s employment duties; (ii) willful disobedience by the Optionee of the lawful directions received from the Company or from the person to whom the Optionee directly reports or of established policies of the Company; or (iii) commission by the Optionee of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

5. Method of Exercise.
(a) The Option may be exercised only by delivering written notice to the Treasurer of the Company. Contemporaneously with such delivery, the Optionee shall tender the full purchase price of the Shares by any of the following methods or combination thereof:
(i) A certified or cashier’s check payable to the order of the Company;
(ii) Certificates of Shares of the Company that have been held by the Optionee for at least (6) six months (or such longer period as may be required to avoid a charge to earnings for financial reporting purposes) that have a fair market value equal to such purchase price or the portion thereof so paid on the date of exercise, or delivery by the Optionee of a written attestation of the same; and/or
(iii) A copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of Shares equal to the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. Exercise of the Option pursuant to this subparagraph (a)(iii) shall be subject to compliance with federal and state securities laws and trading policies established by the Company and applicable to the Optionee.
(b) In addition to tendering payment,
(i) the Optionee shall be required to execute a Restricted Stock Purchase Agreement substantially in the form of Exhibit A hereto, if the Optionee purchased Restricted Shares; and
(ii) the Optionee (or the purchaser under paragraph 7 below) shall furnish such other documents or representations (including, without limitation, representations as to the intention of the Optionee, or the purchaser under paragraph 7 below, to acquire Shares for investment) as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the Option.
6. Repayment of Option Gain. Subject to the provisions of a Restricted Stock Purchase Agreement, if applicable pursuant to paragraph 5(b)(i), which shall apply with respect to the Shares subject thereto, if prior to the occurrence of a Change of Control: (i) the Company terminates the Optionee’s Service With Cause during the six month period after the Optionee’s exercise of all or any portion of the Option, or (ii) the Optionee violates any promise, covenant, or agreement relating to (A) restrictions on the Optionee’s ability to compete with the Company or solicit its customers or employees; or (B) the Optionee’s duty to keep information about the Company confidential, prior to or during the six month period after the Optionee exercises all or any portion of the Option, then the Company may rescind the Optionee’s exercise of the Option within two years of the exercise. In the event of such rescission, the Optionee shall pay to the Company, with respect to each Share purchased pursuant to the Option, an amount equal to the excess of the Fair Market Value of such Share on the date of exercise over the per share purchase price of such Share, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to a right of set-off against any amount owed to the Optionee by the Company.

7. Non-Transferability; Death. The Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by him. If the Optionee dies while in Service to the Company or of one of its Subsidiaries, the Option may be exercised during the period described above in paragraph 3(b) (but in no event later than the Expiration Date) by his estate or the person to whom the Option passes by will or the laws of descent and distribution, but only to the extent that the Optionee could have exercised the Option on the date of his death as determined above under paragraph 2. Notwithstanding the foregoing, the Option may be transferred to members of the Optionee’s immediate family (which for purposes of this Option shall be limited to the Optionee’s spouse, children and grandchildren), or to one or more trusts for the benefit of the Optionee’s family members (as defined above) or to one or more partnerships in which such family members and/or trusts are the only partners.
8. Registration. Any Shares issued pursuant to the Optionee’s exercise of the Option hereunder shall be Shares that are listed on The NASDAQ Stock Market or other nationally recognized stock exchange, and registered under the Securities Act of 1933, as amended.
9. Adjustments.
(a) If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares hereunder and the per share purchase price shall be adjusted pursuant to the terms of the Plan.
(b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), subject to the terms of the Plan, the Optionee shall have the right thereafter and during the term of the Option (subject however to all of the terms and conditions set forth herein), to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which might have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Share upon consummation of an Acquisition.
10. Subject to Plan. The Option is subject to all of the terms and conditions set forth in the Plan. Any capitalized terms not defined herein shall be subject to the definitions set forth in the Plan. This Agreement hereby incorporates the Plan by reference. In the event that the Agreement is silent on any term or condition that is contained in the Plan, such term or condition shall be governed by and administered in accordance with the terms and conditions of the Plan.

In the event of any discrepancy between the express terms and conditions of this Agreement and those of the Plan, the terms and conditions of the Plan shall control.
11. Administration and Interpretation. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer and interpret the terms and provisions of this Agreement. Any interpretation and construction by the Committee of any term or provision of the Plan, this Agreement, or other matters related to the Plan shall be final, conclusive and binding upon the Optionee and his or her heirs.
12. Compliance with Code Section 409A. To the extent that any Award under this Agreement becomes subject to Code Section 409A, it is intended that such Award be in compliance with Code Section 409A and the terms of the Plan and this Agreement shall be construed, to the fullest extent possible, to be in compliance with Code Section 409A.
13. Enforceability. This Agreement shall be binding upon the Optionee and his estate, assignee, transferee, personal representative and beneficiaries.
14. Governing Law; Severability. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois. If any one provision of this Agreement shall be determined invalid or unenforceable, such determination shall have no effect on the remaining provisions.
15. Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares hereunder, payment by the Optionee of any federal, state or local income taxes required by law to be withheld upon the exercise of all or any part of the Option. The Company may, in its discretion and subject to such rules as it may adopt as are necessary to prevent the withholding from being subject to Section 16(b) of the Exchange Act, permit the Optionee to satisfy any tax withholding obligation associated with the exercise of the Option, in whole or in part, by electing to have the Company withhold from the Shares otherwise deliverable as a result of such exercise Shares having a value (based on their fair market value on the date of delivery) equal to the amount required to be withheld.
16. No Employment Rights. Nothing contained herein shall confer upon the Optionee any right to continue in the Service of the Company or any of its Subsidiaries, or to interfere with or limit the right of the Company or of such Subsidiary to terminate the Optionee’s Service at any time.
17. Shareholders Rights. The Optionee or other person or entity exercising the Option shall have no rights as a shareholder of record of the Company with respect to Shares issuable upon the exercise of the Option until such Shares have been issued.
18. Entire Agreement. This Agreement contains the entire understanding of the Company and the Optionee with respect to the terms of the Option granted hereunder, and shall not be modified or amended on or after the Grant Date, except in writing, signed by both parties. A waiver by either party under this Agreement shall not be deemed to be a waiver of any later default.

19. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:
APAC Customer Services,
Inc. Six Parkway North
Center First Floor
Deerfield, IL 60015
Attn: General Counsel
All notices to the Optionee shall be sent to the Optionee’s last known address on the Company’s records, or such other address as the Optionee may furnish to the Company.
20. Acknowledgment of Agreement Protecting Company Interests. As additional consideration for the Company granting the Option, the Optionee acknowledges that Optionee’s rights herein are subject to the terms and conditions of the Optionee’s Agreement Protecting Company Interests (whether entered into previously or in connection with this Option grant).
* * *
IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on the date first above written.

APAC Customer Services, Inc.

By:

Its:	Senior Vice President and Chief Financial Officer

Optionee:

«First_Name» «Middle_Name» «Last Name»

Exhibit B
Employment Security Agreement

EMPLOYMENT SECURITY AGREEMENT
This Employment Security Agreement (the “Agreement”) is entered into as of this 3 day of March, 2008 by and between APAC Customer Services, Inc. (the “Employer”) and Michael Marrow (the “Executive”).
WITNESSETH:
WHEREAS, the Executive is currently employed by the Employer as its President and Chief Executive Officer;
WHEREAS, in the event of a change in control of the Employer, the Employer desires to provide certain security to the Employer and the Executive, and to retain the Executive’s continued devotion of the Executive’s business time and attention to the Employer’s affairs; and
WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to the Executive’s employment in the event of a change in control of the Employer;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a) “Base Salary” shall mean the higher of the Executive’s annual base salary at the rate in effect on (i) the date of a Change in Control, or (ii) the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder.
(b) “Bonus” shall mean the bonus based on the Executive’s Base Salary that is payable to the Executive under the Employer’s annual incentive bonus plan, as in effect from time to time or under a successor annual incentive plan, at the target payout level in effect on the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder or on the date of a Change in Control, whichever produces a greater result. -
(c) “Cause” shall exist only if:
(i)	The Executive is grossly negligent or engages in gross misconduct in the performance of his employment duties;
(ii)	The Executive willfully disobeys the lawful directions received from the Company or from the person to whom the Executive directly reports or of established policies of the Company; or

(iii)	The Executive commits a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Employer.
(d) “Change in Control” shall mean any of the following events:
(i)	A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;
(ii)
The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;

(iii)	The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;
(iv)
As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or

(v)
A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

Notwithstanding the foregoing, (A) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (B) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of this Section 2(d), and “66-2/3%” shall be substituted for “50%” in clause (ii) of this Section 2(d).

(e) “Disability” shall mean, to the extent such term is not defined in an Employment Agreement, if any, a physical or mental condition that entitles the Executive to benefits under the Employer-sponsored long term disability plan in which the Executive participates.
(f) “Employment” shall mean being in the employ of the Employer.
(g) “Employment Agreement” shall mean a written agreement between the Executive and the Employer covering the terms and conditions of Executive’s employment with the Employer.
(h) “Good Reason” shall exist if, after notice by the Executive within 30 days of the existence of one of the following conditions, such notice given to the Employer and providing a thirty (30) day opportunity by the Employer to cure (during which it does not cure the condition):
(i)	The principal place of work (not including regular business travel) is relocated by more than fifty (50) miles;
(ii)
The Executive’s duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect immediately prior to a Change in Control without the Executive’s written consent, provided that any reduction or diminishment in any of the foregoing resulting merely from the acquisition of the Employer and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(iii)	Executive’s base salary is reduced; or
(iv)	The Employer violates the material terms of this Agreement, or an employment agreement, if any.
2. Term. The term of this Agreement shall be the period commencing on the effective date first set forth above and terminating on the date the Executive’s employment with the Employer is terminated; provided that, if the Executive’s employment is terminated following a Change in Control under the circumstances described in Section 3, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

In the event of a liquidation, dissolution, consolidation or merger of the Employer or transfer of all or a significant portion of its assets, Employer will cause a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred to assume (either by operation of law or otherwise) all duties and obligations of the Employer under this Agreement and any employment agreement.
3. Benefits Upon Termination of Employment. If (i) the Employer terminates the Executive’s Employment without Cause coincident with or at any time within 12 months following a Change in Control; or (ii) the Executive terminates the Executive’s Employment by resignation due to an event constituting Good Reason that occurs coincident with or at any time within 12 months following a Change in Control, the Executive shall be entitled to receive the following:
(a) Severance Pay. The Employer shall pay to the Executive an amount equal to eighteen (18) months of the Executive’s Base Salary and one and one-half (1.5) times the Executive’s Bonus. Subject to Subsection (d) below, payment shall be made in a lump sum within thirty (30) days after termination of the Executive’s Employment.
(b) Stock Options. To the extent the Executive has any outstanding option or options to purchase common stock of the Employer as of the date of the Change in Control, the exercisability of such options shall be determined in accordance with the terms of the Employer’s stock option plan then in effect, and/or a written agreement entered into by the Employer and the Executive, which covers the terms and conditions of the exercise of such option or options.
(c) Health Benefits. The Employer shall provide to the Executive, the Executive’s spouse or beneficiary continued medical, dental, life, disability coverages and such other benefits as provided under any other welfare plans or programs in which he participated immediately prior to his termination for a period of eighteen (18) months on the same basis as provided to other employees as of the date of termination. Following such period, the Employer shall make available to such persons any benefit continuation or conversion of rights otherwise provided at the time an employee’s employment terminates (without offset for the coverage provided pursuant to the previous sentence), under the Employer’s established welfare plans.
(d) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed as of the date of Executive’s termination of Employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the severance payments will not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 3 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein.

In addition, to the extent that an Employment Agreement, if any, or such other written agreement between the Executive and the Employer, expressly covers the terms of severance payable, if any, and such other benefits available to the Executive upon termination of his Employment following a Change in Control, such Employment Agreement or other agreement shall govern and supersede the terms of this Agreement if such severance payable or other benefits are more favorable to the Executive than those provided in this Agreement.
4. No Setoff.
(a) The payments and benefits made or provided to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive or the Executive’s spouse or other beneficiary for any debt or obligation of the Executive or the Executive’s spouse or other beneficiary to the Employer.
(b) The Executive shall have no duty to seek employment following termination of Employment or otherwise to mitigate damages. The amounts or benefits payable or available to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.
5. Existing Rights. Any payments and benefits under this Agreement are in lieu of benefits to which the Executive may be entitled under any severance plan or policy of the Employer, but are in addition to any other benefits due to the Executive, the Executive’s spouse or other beneficiaries from the Employer, including, but not limited to, payments under any other welfare or retirement plan maintained by the Employer in which the Executive is or was eligible to participate. No provision in this Agreement shall be construed to reduce or impair the Executive’s rights and benefits under such welfare or retirement plans.
6. Other Termination.
(a) Termination Before Change in Control. If the Executive’s Employment is terminated for any reason before a Change in Control, severance payments, if any, due to the Executive shall be determined under the Employer’s severance plans or policies then in effect, and/or the Executive’s Employment Agreement, if any. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

(b) Termination for Cause or Without Good Reason. If, following a Change in Control, (i) the Executive’s Employment is terminated for Cause by the Board of Directors acting in good faith by written notice by the Employer to the Executive specifying the event relied upon for such termination, or (ii) the Executive terminates the Executive’s Employment without Good Reason, the Executive shall receive the Executive’s Base Salary at the rate then in effect on the date the, Executive’s Employment terminates paid through the date of termination. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
(c) Death or Disability. If the Executive’s Employment is terminated by reason of death or Disability, the Executive, the Executive’s spouse or other beneficiary, as the case may be, shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
7. Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that:
(a) The aggregate payments or benefits to be made or afforded to the Executive under the this Agreement or from the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and
(b) If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than the amount that would result in an “excess parachute payment” under Section 280G of the Code, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Company’s auditors.
8. Beneficiaries. If the Executive is entitled to payments and benefits under the circumstances described above in Section 3, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to the Executive’s surviving spouse, if any, or other beneficiary designated in a writing delivered to the Employer (and in such form as is prescribed by the Employer). If the Executive has no surviving spouse, and has not designated a beneficiary, the remaining payments shall be made to the Executive’s estate.

9. Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Employer, their respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Employer and to the termination of such relationship. Such claims include, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962, as amended; the Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude claims arising under the ADEA to challenge the provisions of this Section 8, and any claims that arise out of an asserted breach of the terms of this Agreement or claims related to the matters described in Section 5.
10. Assignment. Except as provided above in Section 8, the Employer may not assign this Agreement, or any rights, duties or obligations hereunder, except that the Employer’s rights, duties, and obligations shall be binding obligations of any successor, as provided in Section 2. No interest of the Executive (or the Executive’s spouse or other beneficiary) nor any right to receive any payment or distribution hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive’s spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.
11. Source of Payment. The rights created under this Agreement are unfunded promises to provide severance pay and other benefits described herein in the event of the termination of the Executive’s Employment under the circumstances described above in Section 3. The Employer shall not segregate assets for purposes of payment for any amounts due hereunder, nor shall any provision contained herein be interpreted to require the Employer to segregate assets for purposes of providing payment of any benefit hereunder. The Executive, the Executive’s spouse, or other beneficiary shall not have any interest in or right against any specific assets of the Employer, and any rights shall be limited to those of a general unsecured creditor.
12. Miscellaneous.
(a) Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding between the Employer and the Executive and, except for any employment agreement and stock option agreements, supersedes all other agreements, written or oral, relating to the payment of severance or any other benefit in the event of a Termination of Employment Without Cause or with Good Reason in the event of a Change of Control, as described herein. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Employer and the Executive to have any binding effect upon the parties.

(b) Applicable Law. Except to the extent preempted by federal law, this Agreement is governed by, and shall be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.
(c) No Employment Rights. Nothing contained herein shall be construed to confer upon the Executive any right to continue in the employment of the Employer, or to limit the right of the Employer to terminate the Executive’s employment at any time, with or without Cause, subject to the Executive’s rights hereunder with respect to such termination.
(d) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:
APAC Customer Services,
Inc. Six Parkway North Center
First Floor
Deerfield, IL 60015
Attention: Chief Executive Officer
All notices to the Executive shall be sent to the Executive’s last known address on the Company’s records, or such other address as the Executive may furnish to the Company.
(e) Severability. If any provision contained herein shall be found invalid an unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.
(f) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.
(g) Headings. The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.
*    *    *

IN WITNESS WHEREOF, the Executive and the Employer have executed as of the date set forth above.

APAC CUSTOMER SERVICES, INC.

By:

MICHAEL MARROW

Name

Exhibit C
Agreement Protecting Company Interests

AGREEMENT PROTECTING
COMPANY INTERESTS

Employee’s Last	First Name:	Middle Initial:
Name: Marrow	Michael
In order for APAC Customer Services, Inc. (hereinafter referred to as the “Company”) to maintain a competitive edge, the Company must protect its confidential information and customer relationships.
Therefore, as a condition of employment with the Company, I agree as follows:
DEFINITIONS
1.
“Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company’s marketing, sales, finances, operations, business processes and methodologies, techniques, devices, software programs, projections, strategies and plans, personnel information, and client information, including client needs, contacts, particular projects, particularized needs and preferences and contract cycles.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION
2.
I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, until such time as the information becomes known to the public through no fault of mine.

COMPANY PROPERTY
3.
All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). All business processes, methodologies and techniques created during my employment (even if I authored or created them) are similarly the property of the Company. I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request.

NON-SOLICITATION OF CLIENTS
4.
During my employment with the Company and for two years after termination of employment with the Company for any reason, I shall not provide outsourced business services, including inbound, outbound and interactive telephone and web based services, business process outsourcing services, or any other services that the Company provided to clients, to any client of the Company which I had direct contact, direct supervisory responsibility or access to confidential information, nor will I solicit, induce, or attempt to induce any such client to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

NON-SOLICITATION OF EMPLOYEES
5.
For two years following termination of my employment with the Company for any reason, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to terminate his/her employment with the Company, nor will I hire or assist in the hiring of any such employee by any firm or entity of which I am an employee, owner, partner or consultant.

NON-COMPETITION COVENANT
6.
During my employment with the Company and for the greater of two years after termination of my employment with the Company for any reason or any period over which the Company pays me, I shall not consult with or be employed by any business offering outsourced business services, including, without limitation, inbound, outbound and interactive telephone and web based services, business process outsourcing services, customer relationship management services, business processing services, or any other services offered by the Company, in any geographic area or market in which the Company does business, because to do so would inevitably involve the use or disclosure by me of Company trade secrets and other Confidential Information.

SEVERABILITY/MODIFICATION
7.
If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision should be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

GOVERNING LAW
8.
This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois. I agree to submit to the personal jurisdiction of any state court in Lake County, Illinois or federal court in Illinois, and consent to service of process in connection with any action arising out of this Agreement.

ASSIGNMENT
9.
The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the Company.

NO EFFECT ON TERM OF EMPLOYMENT
10.
Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

REMEDIES
11.
I agree that irreparable harm would result from my breach or threat to breach this Agreement, and monetary damages would not provide adequate relief. I agree that the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining me from committing or continuing any breach without the Company’s posting a bond. I further agree that I will liable for the amount of reasonable attorney’s fees incurred by the Company if the Company retains a lawyer to protect its rights under this agreement.

ENTIRE AGREEMENT
12.
I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

Michael Marrow

Michael Marrow

Date

APAC Customer Services, Inc.

By:

Date :